SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________
SCHEDULE 13D
(Rule 13d-101)
Information to be Included in Statements Filed Pursuant to Rule
13d-1(a) and Amendments Thereto Filed Pursuant to Rule 13d-2(a)
Under the Securities Exchange Act of 1934
(Amendment No. 13) (1)

QUALITY DINING, INC.
(Name of Issuer)

COMMON STOCK, NO PAR VALUE
(Title of Class of Securities)

74756P 10 5
(CUSIP Number)

DANIEL B. FITZPATRICK
QUALITY DINING, INC.
4220 EDISON LAKES PARKWAY
MISHAWAKA, INDIANA 46545
TELEPHONE: (574) 271-4600
FACSIMILE: (574) 243-4377
(Name, address and telephone number of person authorized to receive notices and communications)

March 18, 2005
(Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13d-
1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.
See Rule 13d-7 for other parties to whom copies are to be sent.

-----------------------------------------------------------------
(1) This Statement is a joint filing and constitutes Amendment No. 13 to the Schedule 13D of Daniel B. Fitzpatrick, Amendment No. 4 to the Schedule 13D of Gerald O. Fitzpatrick,
James K. Fitzpatrick, Ezra H. Friedlander and John C. Firth, and Amendment No. 2 to the Schedule 13D of William Roy Schonsheck and Nanette Marie Schonsheck.



_______________________________________________________________

CUSIP No. 74756P 10 5
(1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Daniel B. Fitzpatrick
-----------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)[X]
(b)[ ]
------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------
(4) SOURCE OF FUNDS
BK, PF, OO
------------------------------------------------------------
(5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)[ ]
------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY PERSON WITH

(7) SOLE VOTING POWER 3,929,073

(8) SHARED VOTING POWER -0-

(9) SOLE DISPOSITIVE POWER 3,929,073

(10) SHARED DISPOSITIVE POWER -0-
------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH  REPORTING
PERSON
3,929,073
------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT
IN ROW (11) EXCLUDES CERTAIN SHARES [X]
------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
33.88%
------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
IN
------------------------------------------------------------
CUSIP No. 74756P 10 5
------------------------------------------------------------
(1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Gerald O. Fitzpatrick
------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)[X]
(b)[ ]
------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------
(4) SOURCE OF FUNDS
BK, PF, OO
------------------------------------------------------------
(5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)[ ]
------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY PERSON WITH

(7) SOLE VOTING POWER 275,478*

(8) SHARED VOTING POWER -0-

(9) SOLE DISPOSITIVE POWER 275,478*

(10) SHARED DISPOSITIVE POWER -0-
------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH  REPORTING
PERSON
275,478*
------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT
IN ROW (11) EXCLUDES CERTAIN SHARES [X]
------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.37%
------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
IN
------------------------------------------------------------
*  Includes presently exercisable stock options to  purchase
41,732 shares.
CUSIP No. 74756P 10 5
------------------------------------------------------------
(1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
James K. Fitzpatrick
------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)[X]
(b)[ ]
------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------
(4) SOURCE OF FUNDS
BK, PF, OO
------------------------------------------------------------
(5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)[ ]
------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY PERSON WITH

(7) SOLE VOTING POWER 389,749*

(8) SHARED VOTING POWER -0-

(9) SOLE DISPOSITIVE POWER 389,749*

(10) SHARED DISPOSITIVE POWER -0-
------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH  REPORTING
PERSON
389,749*
------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT
IN ROW (11) EXCLUDES CERTAIN SHARES [X]
------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.35%
------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
IN
------------------------------------------------------------
*  Includes presently exercisable stock options to  purchase
42,304 shares.
CUSIP No. 74756P 10 5
------------------------------------------------------------
(1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ezra H. Friedlander
------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)[X]
(b)[ ]
------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------
(4) SOURCE OF FUNDS
BK, PF, OO
------------------------------------------------------------
(5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)[ ]
------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY PERSON WITH

(7) SOLE VOTING POWER 516,031*

(8) SHARED VOTING POWER -0-

(9) SOLE DISPOSITIVE POWER 516,031*

(10) SHARED DISPOSITIVE POWER -0-
------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH  REPORTING
PERSON
516,031*
------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT
IN ROW (11) EXCLUDES CERTAIN SHARES [X]
------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.44%
------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
IN
------------------------------------------------------------
* Includes presently exercisable stock options to purchase 20,000 shares and 15,000 shares held by Mr. Friedlander's spouse in a retirement account.
CUSIP No. 74756P 10 5
------------------------------------------------------------
(1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
John C. Firth
------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)[X]
(b)[ ]
------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------
(4) SOURCE OF FUNDS
BK, PF, OO
------------------------------------------------------------
(5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)[ ]
------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY PERSON WITH

(7) SOLE VOTING POWER 265,092*

(8) SHARED VOTING POWER -0-

(9) SOLE DISPOSITIVE POWER 265,092*

(10) SHARED DISPOSITIVE POWER -0-
------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH  REPORTING
PERSON
265,092*
------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT
IN ROW (11) EXCLUDES CERTAIN SHARES [X]
------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.27%
------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
IN
------------------------------------------------------------
*  Includes presently exercisable stock options to  purchase
90,736 shares.
CUSIP No. 74756P 10 5
------------------------------------------------------------
(1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
William Roy Schonsheck
------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)[X]
(b)[ ]
------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------
(4) SOURCE OF FUNDS
PF, OO
------------------------------------------------------------
(5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)[ ]
------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY PERSON WITH

(7) SOLE VOTING POWER 545,220

(8) SHARED VOTING POWER -0-

(9) SOLE DISPOSITIVE POWER 545,220

(10) SHARED DISPOSITIVE POWER -0-
------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH  REPORTING
PERSON
545,220
------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT
IN ROW (11) EXCLUDES CERTAIN SHARES [X]
------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.70%
------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
IN
CUSIP No. 74756P 10 5
------------------------------------------------------------
(1) NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Nanette Marie Schonsheck
------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)[X]
(b)[ ]
------------------------------------------------------------
(3) SEC USE ONLY
------------------------------------------------------------
(4) SOURCE OF FUNDS
PF
------------------------------------------------------------
(5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)[ ]
------------------------------------------------------------
(6) CITIZENSHIP OR PLACE OF ORGANIZATION
United States
------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY PERSON WITH

(7) SOLE VOTING POWER 60,778

(8) SHARED VOTING POWER -0-

(9) SOLE DISPOSITIVE POWER 60,778

(10) SHARED DISPOSITIVE POWER -0-
------------------------------------------------------------
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH  REPORTING
PERSON
60,778
------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT
IN ROW (11) EXCLUDES CERTAIN SHARES [X]
------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.52%
------------------------------------------------------------
(14) TYPE OF REPORTING PERSON
IN
------------------------------------------------------------

INTRODUCTORY STATEMENT

     This Statement is a joint filing which (i) constitutes Amendment No. 13 to the Schedule 13D filing of Daniel B. Fitzpatrick, Chairman, President and Chief Executive Officer of Quality Dining, Inc., an Indiana corporation (the "Company"), filed on June 6, 2000, as previously amended by Amendment No. 1 to Schedule 13D, filed on August 10, 2000, Amendment No. 2 to Schedule 13D, filed on November 7, 2000, Amendment No. 3 to Schedule 13D, filed on March 1, 2001,
Amendment  No.  4 to Schedule 13D, filed on  May  16,  2001,
Amendment No. 5 to Schedule 13D, filed on June 28, 2001, Amendment No. 6 to Schedule 13D, filed on October 1, 2002, Amendment No. 7 to Schedule 13D, filed on June 25, 2003,
Amendment No. 8 to Schedule 13D, filed on June 27, 2003, Amendment No. 9 to the Schedule 13D, filed on June 15, 2004, Amendment No. 10 to Schedule 13D, filed on October 12, 2004, Amendment No. 11 to Schedule 13D, filed on November 10, 2004, and Amendment No. 12 to Schedule 13D, filed on February 3, 2005 (collectively, the "Schedule 13D"), (ii) constitutes Amendment No. 4 to the Schedule 13D filing of Gerald O. Fitzpatrick, James K. Fitzpatrick, Ezra H.
Friedlander and John C. Firth, filed on June 15, 2004, as previously amended by Amendment No. 1 to Schedule 13D, filed on October 12, 2004, Amendment No. 2 to Schedule 13D, filed on November 10, 2004, and Amendment No. 3 to Schedule 13D, filed on February 3, 2005, and (iii) constitutes Amendment No. 2 to the Schedule 13D filing of William Roy Schonsheck and Nanette Marie Schonsheck, filed on January 30, 2002, as previously amended by Amendment No. 1 to Schedule 13D, filed on February 3, 2005, in each case with respect to the Common Stock of the Company.

ITEM 4. PURPOSE OF TRANSACTION.

     On March 18, 2005, the Company and Merger Corp. entered into an amendment to the Merger Agreement extending the outside date for termination of the Merger Agreement and abandonment of the Merger from April 9, 2005 to April 30, 2005. In accordance with the terms of the Merger Agreement, the special committee approved the amendment on behalf of the Company.

ITEM   6.   CONTRACTS,   ARRANGEMENTS,   UNDERSTANDINGS   OR
RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     See  Item  4  above  for a description  of  the  Letter
Agreement dated as of March 18, 2005.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

Exhibit             Title
No.
-----------    ---------------------------------------------
  1.   Letter  Agreement by and between Quality Dining Corp.
          and Quality Dining, Inc. dated March 18, 2005.



SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.


Dated: March 21, 2005

                                   _____________________
                                   Daniel B. Fitzpatrick

                                   _____________________
                                   Gerald O. Fitzpatrick

                                   _____________________
                                   James K. Fitzpatrick

                                   _____________________
                                   Ezra H. Friedlander

                                   _____________________
                                   John C. Firth

                                   _____________________
                                   William Roy Schonsheck

                                   _____________________
                                   Nanette Marie Schonsheck

EXHIBIT INDEX

Exhibit                  Title
No.
-----------         ----------------------------------------
1. Letter Agreement by and between QDI Merger Corp.
and Quality Dining, Inc. dated March 18, 2005.



EXHIBIT No. 1

QDI MERGER CORP.
4220 Edison Lakes Parkway
Mishawaka, Indiana 46545

March 18, 2005


Mr. John C. Firth
Executive Vice President
Quality Dining, Inc.
4220 Edison Lakes Parkway
Mishawaka, Indiana 46545

          Re:  Extension of Outside Date

Dear Mr. Firth:

          Reference is made to the Agreement and Plan of Merger dated as of November 9, 2004 (the "Agreement") by and between QDI Merger Corp. ("Merger Corp.") and Quality Dining, Inc. (the "Company"). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement.

          Pursuant to Section 7.1(b)(ii) of the Agreement, the Agreement may be terminated and the Merger may be abandoned by Merger Corp. or the Company if the Effective Time shall not have occurred on or before the Outside Date, which is currently April 9, 2005. Due to the length of time that it has taken for the SEC to complete its review of the Proxy Statement and Schedule 13E-3, it is likely that the Effective Time will not occur on or before the Outside Date. Accordingly, Merger Corp. is hereby requesting that the Company agree to amend the definition of "Outside Date" by changing the date in such definition from April 9, 2005 to April 30, 2005. We understand that, pursuant to Section 7.4 of the Agreement, the consent of the Special Committee is required for the amendment described in this letter and that by signing in the space provided below, the Company will also be acknowledging that the Special Committee has consented to such amendment.

          If you are in agreement with the foregoing, please indicate acceptance by signing two copies of this letter in the space below and returning one copy to Merger Corp., whereupon this letter will constitute a binding agreement with respect to the matters set forth herein.

 Sincerely yours,

 QDI MERGER CORP.

By:  /s/ Daniel B. Fitzpatrick
 ------------------------------
Name: Daniel B. Fitzpatrick
      Title:  President

Acknowledged and agreed as of the date first written above:

QUALITY DINING, INC.


By:  /s/ John C. Firth
   ---------------------------------
   Name:  John C. Firth
   Title:  Executive Vice President